SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
September 15, 2003

eCollege.com
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28393 (Commission File Number)	84-1351729 (I.R.S. Employer Identification No.)

4900 South Monaco Street
Denver, Colorado 80237
 (Address of principal executive offices)

Registrant’s telephone number, including area code (303) 873-7400

N/A
Former Name or Former Address, if Changed Since Last Report

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On September 16, 2003, eCollege(SM) [NASDAQ: ECLG], a leading provider of outsource eLearning solutions for online postsecondary education programs, announced that it signed a definitive agreement to acquire Salt Lake City-based Datamark, Inc., the nation’s leading outsource provider of integrated enrollment marketing to the proprietary post-secondary school market.

eCollege is acquiring all of the shares of Datamark, Inc. from a private group of investors led by Leeds Weld & Co., a leading private equity firm focused on the Knowledge Services Industries, and approved by Datamark management.  Consideration will be approximately $72 million, consisting of $58 million in cash, $12 million in subordinated notes payable to the sellers, and 150,000 shares of eCollege common stock (valued at $2 million based on the closing price per share of eCollege’s common stock on Friday, September 12, 2003). Jonathan Newcomb, a principal of Leeds Weld & Co., will serve on the eCollege Board of Directors.

The transaction is expected to close within 60 days, and is subject to customary closing conditions including antitrust review. The $58 million in cash consideration will be funded by cash on hand and $20-30 million of long-term-debt.

The full text of the press release issued in connection with the announcement and the script for the related conference call are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1

Press release dated September 16, 2003, “eCollege(SM) Announces Agreement to Acquire Post-secondary Enrollment Growth Firm, Datamark, Inc.; Move Expected to be Mildly Accretive to Earnings, and More Than Double Revenue and EBITDA, in 2004”

99.2	Script for conference call on proposed acquisition of Datamark, Inc. to be conducted on September 16, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 16, 2003

eCollege.com

By:	/s/ Oakleigh Thorne
Oakleigh Thorne, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1

Press release dated September 16, 2003, “eCollege(SM) Announces Agreement to Acquire Post-secondary Enrollment Growth Firm, Datamark, Inc.;  Move Expected to be Mildly Accretive to Earnings, and More Than Double Revenue and EBITDA, in 2004”

99.2	Script for conference call on proposed acquisition of Datamark, Inc. to be conducted on September 16, 2003